Exhibit 99.1

francesca’s® Announces Resignation of Chief Financial Officer and Appointment of Interim Chief Financial Officer

francesca’s® Announces Preliminary Fiscal Third Quarter Results

Expects Net Sales of Approximately $103.4 million, Comparable Sales Increase of 4%,

and Diluted Earnings Per Share of $0.15 to $0.16

HOUSTON, November 20, 2015 – Francesca’s Holdings Corporation (the “Company”) today announced that its Chief Financial Officer, Mark Vendetti, has resigned from the Company effective December 4th, 2015 to accept a CFO position at another publicly traded company. Cindy Thomassee, francesca’s® current VP of Accounting, has been appointed to the role of Interim CFO and will report directly to CEO Michael W. Barnes while the Company conducts a search for a CFO.

Michael W. Barnes, Chairman, President, and CEO stated, "I would like to thank Mark for all of his efforts as our Chief Financial Officer over the last two and a half years. I am grateful for Mark’s time at francesca’s® and I wish him continued success in his new role. We appreciate Cindy stepping into the role of Interim CFO as we conduct a search for a permanent replacement.”

In addition, francesca’s® announced preliminary sales results and updated earnings per share guidance for the third quarter ending October 31, 2015. Net sales increased 19% to $103.4 million as compared to the third quarter last year with comparable sales up 4% for the period. The Company now expects diluted earnings per share to be in the range of $0.15 to $0.16 per diluted share compared to the Company’s previous guidance of $0.12 to $0.15 per diluted share. francesca’s® will report its third quarter results and provide its outlook for the fourth quarter on December 9, 2015, at 8:30 a.m. ET.

Michael W. Barnes, Chairman, President, and CEO stated, “We are pleased with our better than expected sales and comps in the third quarter, driven by a terrific product assortment across categories. During the quarter, we saw strong and broad consumer response to our assortments which is driving improved conversion and higher units per transaction; leading to increased average transaction values and the overall comparable sales increase. I look forward to discussing the details of our third quarter results, as well as fourth quarter and full fiscal year 2015 guidance during our third quarter conference call next month.”

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect our current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our direct-to-consumer business; our ability to successfully open and operate new boutiques each year; our ability to efficiently source and distribute additional merchandise quantities necessary to support our growth; and our ability to attract and integrate a new Chief Financial Officer. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended January 31, 2015 filed with the Securities and Exchange Commission on March 27, 2015 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

Preliminary Results

The Company’s announced preliminary results for its fiscal third quarter ended October 31, 2015 are preliminary and may change. The Company and its auditors have not completed their normal quarterly closing and review procedures for the quarter ended October 31, 2015, and there can be no assurance that final results for the quarter will not differ from the preliminary results, including as a result of quarter-end closing procedures or review adjustments. In addition, these preliminary results should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP that have been reviewed by the Company’s auditors.

About Francesca’s Holdings Corporation

francesca’s® is a growing specialty retailer with retail locations designed and merchandised to feel like unique, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca’s® operates 620 boutiques in 47 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca’s®, please visit www.francescas.com.

CONTACT:

ICR, Inc.

Jean Fontana

646-277-1214

Company

Kate Venturina

832-494-2233

Kate.Venturina@francescas.com

IR@francescas.com